Exhibit 99.1

For Immediate Release

Cinemark Appoints Sean Gamble as Chief Financial Officer

Former Chief Financial Officer for Universal Pictures to Succeed Robert Copple,

Recently Promoted to President and Chief Operating Officer

Plano, Texas (June 23, 2014) – Cinemark Holdings, Inc. (NYSE: CNK), one of the world’s leading motion picture exhibitors, announces Sean Gamble has been appointed as the company’s Executive Vice President and Chief Financial Officer and will join the team effective August 25th. Mr. Gamble will succeed Robert Copple, who was promoted to President and Chief Operating Officer in January.

Mr. Gamble joins Cinemark after five years at NBCUniversal where he served as Executive Vice President and Chief Financial Officer and was responsible for Universal Picture’s global financial operations. Prior to joining NBCUniversal, Mr. Gamble held several senior level positions with the General Electric Company.

“We are thrilled to welcome Sean to our Cinemark family. His diverse business background will be an outstanding addition to our Cinemark team,” stated Tim Warner, Cinemark’s Chief Executive Officer. “In his new role, Sean will be responsible for overseeing the company’s financial performance, managing the company’s global financial departments and developing key partnerships within the financial community that will help Cinemark continue to grow and prosper.”

Mr. Warner continued, “Additionally, I look forward to focusing on Robert’s transition to President and COO once he is no longer acting as CFO. Robert has played a key role in building Cinemark into the company it is today; one of the leading exhibition companies in the world. He will be working with our talented senior management team and our President of Cinemark International, Valmir Fernandes, on key global strategic initiatives.”

“Sean brings a wealth of industry experience to Cinemark and he is well-suited to oversee Cinemark’s financial operations,” commented Mr. Copple, Cinemark’s President and Chief Operating Officer. “His leadership experience and studio perspective will provide critical support to the executive management team in developing and executing the company’s financial strategies.”

“I’m excited to join Tim, Robert and the exceptional Cinemark team,” stated Mr. Gamble. “It’s a privilege to become part of such a well-established global organization and have the opportunity to help further Cinemark’s impressive track record of growth and outperformance.”

ABOUT CINEMARK HOLDINGS, INC.

Cinemark is a leading domestic and international motion picture exhibitor, operating 486 theatres with 5,595 screens in 40 U.S. states, Brazil, Argentina and 11 other Latin American countries as of March 31, 2014. For more information go to investors.cinemark.com.

Investor Contact:	Media Contact:
Chanda Brashears	James Meredith
Investor Relations Manager	VP, Head of Marketing & Communications
(972) 665-1500	(972) 665-1680
investors@cinemark.com	communications@cinemark.com

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